As filed with the Securities and Exchange Commission on August 17, 2026

Registration Statement File No. 333-259165
Registration Statement File No. 333-263329
Registration Statement File No. 333-270825
Registration Statement File No. 333-277905
Registration Statement File No. 333-285763

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-259165)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-263329)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-270825)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-277905)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-285763)

UNDER

THE SECURITIES ACT OF 1933

TALKSPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-4636604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

622 Third Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(877) 467-3525

(Registrant’s telephone number, including area code)

TALKSPACE, INC. 2021 INCENTIVE AWARD PLAN

TALKSPACE, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

TALKSPACE, INC. 2014 STOCK INCENTIVE PLAN

(Full title of the plans)

MARC D. MILLER

President and Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

WARREN J. NIMETZ, ESQ.

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019

(212) 318-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Talkspace, Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (the “Registrant Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement on Form S-8 (Registration File No. 333-259165), which was filed with the Commission on August 30, 2021, pertaining to the registration of (i) 15,875,574 shares of Registrant Common Stock under the Talkspace, Inc. 2021 Incentive Award Plan (the “2021 Plan”), (ii) 3,045,115 shares of Registrant Common Stock under the Talkspace, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iii) 17,959,213 shares of Registrant Common Stock under the Talkspace, Inc. 2014 Stock Incentive Plan;

•	Registration Statement on Form S-8 (Registration File No. 333-263329), which was filed with the Commission on March 7, 2022, pertaining to the registration of (i) 7,642,436 shares of Registrant Common Stock under the 2021 Plan and (ii) 1,528,487 shares of Registrant Common Stock under the 2021 ESPP;

•	Registration Statement on Form S-8 (Registration File No. 333-270825), which was filed with the Commission on March 24, 2023, pertaining to the registration of 8,057,752 shares of Registrant Common Stock under the 2021 Plan;

•	Registration Statement on Form S-8 (Registration File No. 333-277905), which was filed with the Commission on March 14, 2024, pertaining to the registration of 2,526,433 shares of Registrant Common Stock under the 2021 Plan; and

•	Registration Statement on Form S-8 (Registration File No. 333-285763), which was filed with the Commission on March 13, 2025, pertaining to the registration of 2,532,744 shares of Registrant Common Stock under the 2021 Plan.

On March 9, 2026, the Registrant entered into that certain Agreement and Plan of Merger with Universal Health Services, Inc., a Delaware corporation (“Parent”), and UHS Merger Subsidiary, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), which provides for the merger of Merger Sub with and into the Registrant (the “Merger”) with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. The Merger became effective on August 17, 2026, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold or otherwise unissued at the termination of the offerings, the Registrant hereby removes from registration any and all of the securities of the Registrant registered under the Registration Statements that remain unsold or otherwise unissued as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 17, 2026.

TALKSPACE, INC.

By:	/s/ Ian Harris
	Name:	Ian Harris
	Title:	Chief Financial Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.